Exhibit 99.1

Contacts:

William (B.J.) Lehmann, J.D.	Investor Relations:
President and Chief Operating Officer	Lisa M. Wilson
Tel: (216) 431-9900	In-Site Communications
bjlehmann@athersys.com	Tel: (917) 543-9932
lwilson@insitecony.com

ATHERSYS REPORTS FIRST QUARTER 2013 RESULTS

Management to host conference call at 4:30pm EST today

CLEVELAND, May 14, 2013 – Athersys, Inc. (NASDAQ: ATHX) today announced its financial results for the three months ended March 31, 2013. “Our focus remains on the advancement of our lead clinical programs, MultiStem for ulcerative colitis with our partner, Pfizer, and MultiStem for ischemic stroke, and on the development of new business collaboration opportunities,” said Gil Van Bokkelen, Ph.D., Chairman and Chief Executive Officer. “We are also engaged in preparations for the next stage of MultiStem clinical development, including planning and development to support manufacturing scale-up. As a result, we should be well placed to move forward productively and efficiently following achievement of our current objectives.”

“We are proud to be recognized as a leader in regenerative medicine, especially regarding research to characterize how cell therapy could provide benefit in various diseases, conditions and injuries, as evidenced by the publication record of our scientists and collaborating investigators. At the same time, we are encouraged by the recent, promising clinical results in the orthopedic and autoimmune areas from other companies in the field,” added Dr. Van Bokkelen. “We believe the cell therapy field has transformational potential, and we intend to help lead the way in making these new technologies a medical reality.”

Highlights include:

•

Received authorization from the U.K. Medicines and Healthcare products Regulatory Agency (“MHRA”) authorized the inclusion of U.K. stroke centers in our ongoing Phase II clinical study of MultiStem® cell therapy to treat ischemic stroke;

•

Continued Phase II clinical study with partner, Pfizer Inc., involving administration of MultiStem cells to patients suffering from ulcerative colitis. Initial results from this double blind, placebo-controlled trial are expected in the fourth quarter of 2013;

•	Published two articles in peer-reviewed scientific journals, Journal of Immunology and Circulation, demonstrating relevance of MultiStem for autoimmune disease, transplantation and vascular disease;

•	Continued partnering discussions focused on our 5HT2c agonist program for potential treatment of obesity and other conditions such as schizophrenia, and on certain cell therapy programs;

•

Recorded revenues of $0.3 million and a net loss of $9.4 million for the quarter ended March 31, 2013, reflecting in part certain non-cash expenses related to the warrant repricing that occurred in February and the recent increase in market price of our shares; and

•	Began the period with $25.5 million in cash and cash equivalents at December 31, 2012 and ended the quarter with $21.3 million.

First Quarter Results

For the three months ended March 31, 2013, total revenues were $0.3 million compared to $2.7 million in the comparable period in 2012, reflecting a $2.4 million decrease in our Pfizer (NYSE:PFE) contract revenues. The Pfizer-related contract revenues included the amortization of collaboration payments over an estimated performance period that ended in June 2012. Grant revenue remained relatively consistent for the periods presented, but may fluctuate from period to period based on the timing of grant-related activities and the award of new grants.

Research and development expenses were $5.6 million for both the 2013 and 2012 first quarters, with clinical and preclinical development and personnel costs remaining consistent from period to period. General and administrative expenses increased to $1.5 million during the first quarter of 2013, compared to $1.3 million in the first quarter of 2012, due to increases in legal and professional fees.

Net other income (expense) was $17,000 for the three months ended March 31, 2013, compared to expense of $(0.8) million for the prior year period, which was primarily related to milestone payments to our former lenders that were concluded in 2012. The change in the fair value of our warrant liabilities resulted in expense of $(2.6) million in the first quarter of 2013, compared to income of $0.6 million in the same 2012 period, due to the re-pricing of warrants issued in our March 2012 financing and increases in our share price.

Net loss for the three months ended March 31, 2013 was $9.4 million, compared to a net loss of $4.3 million for the three months ended March 31, 2012.

We ended the first quarter 2013 with $21.3 million in cash and cash equivalents, compared to $25.5 million at December 31, 2012. During the period, our net cash used in operating activities was $6.1 million, compared to $5.4 million in the prior year period, which was offset by $2.0 million in proceeds from equity sales pursuant to our Aspire Capital Fund equity purchase agreement.

Conference Call

As previously announced, Gil Van Bokkelen, Chairman and Chief Executive Officer, and William (B.J.) Lehmann, President and Chief Operating Officer, will host a conference call today to review the results as follows:

Date	May 14, 2013
Time	4:30 p.m. (Eastern Time)
Telephone access: U.S. and Canada	800-273-1254
Telephone access: International	973-638-3440
Access code	43466670
Live webcast	www.athersys.com, under the Investors section

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on May 28, 2013 by dialing 800-585-8367 or 855-859-2056 (U.S. and Canada), or 404-537-3406, and entering access code 43466670. The archived webcast will be available for one year at the aforementioned URL.

About Athersys

Athersys is a clinical stage biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived “off-the-shelf” stem cell product platform for disease indications in the cardiovascular, neurological, inflammatory and immune disease areas. The Company currently has several clinical stage programs involving MultiStem, including for treating inflammatory bowel disease, ischemic stroke, damage caused by myocardial infarction, and for the prevention of graft-versus-host disease. Athersys has also developed a diverse portfolio that includes other technologies and product development opportunities, and has forged strategic partnerships and collaborations with leading pharmaceutical and biotechnology companies, as well as world-renowned research institutions in the United States and Europe to further develop its platform and products. More information is available at www.athersys.com.

The Athersys, Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=4548

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face that could cause actual results to differ materially from those implied by forward-looking statements are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as human therapeutics, such as the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem for the treatment of inflammatory bowel disease, acute myocardial infarction, stroke and other disease indications, including lysosomal storage disorders, and the prevention of graft-versus-host disease. These risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Other important factors to consider in evaluating our forward-looking statements include: our ability to raise capital to fund our operations; final results from our MultiStem clinical trials; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials and obtain all necessary regulatory approvals to commercialize our product candidates; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect our intellectual property portfolio; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones under our collaboration agreements; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements; the success of our efforts to enter into new strategic partnerships and advance our programs; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; and the success of our competitors and the emergence of new competitors. You should not place undue reliance on forward-looking statements contained in this press release, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

Athersys, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)	(Note)
Assets
Cash, cash equivalents	$21,345	$25,533
Other current assets	766	776
Equipment, net	1,310	1,294

Total assets	$23,421	$27,603

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$4,977	$4,478
Warrant liabilities and note payable	5,443	2,878
Total stockholders’ equity	13,001	20,247

Total liabilities and stockholders’ equity	$23,421	$27,603

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2012 has been derived from the audited financial statements as of that date.

Athersys, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, Except Share and Per Share Amounts)

	Three Months ended March 31,
	2013	2012
	(Unaudited)
Revenues
Contract revenue	$84	$2,463
Grant revenue	242	284

Total revenues	326	2,747
Costs and Expenses
Research and development	5,576	5,569
General and administrative	1,507	1,259
Depreciation	85	75

Total costs and expenses	7,168	6,903

Loss from operations	(6,842)	(4,156)
Other income (expense), net	17	(755)
(Expense) income from change in fair value of warrants	(2,563)	575

Net loss	$(9,388)	$(4,336)

Basic and diluted net loss per common share	$(0.18)	$(0.17)
Weighted average shares outstanding, basic and diluted	53,455,779	25,547,219
Other comprehensive loss:
Other comprehensive (loss) income items	—	(28)

Comprehensive loss	$(9,388)	$(4,364)